Exhibit 10.2

PERFORMANCE UNIT AWARD AGREEMENT

2024 Amended & restated

PRAIRIE OPERATING CO.

LONG-TERM INCENTIVE PLAN

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”) evidences an award made as of [●] (the “Date of Grant”), by Prairie Operating Co., a Delaware corporation (“Company”), to [·] (“Employee”).

1. Award. Company hereby grants Employee an award (this “Award”) of an aggregate of [·] performance units (each, a “Performance Unit”) in respect of the performance period beginning [●] and ending [●] (the “Performance Period”). This Award is subject to Employee’s acceptance of and agreement to all the applicable terms, conditions and restrictions described in this Agreement and the 2024 Amended & Restated Prairie Operating Co. Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”). A copy of the Plan is available upon request. Except as provided below, to the extent that any provision of this Agreement conflicts with the terms of the Plan, Employee acknowledges and agrees that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. The Performance Units contemplated herein are described in the Plan as Restricted Stock Units subject to restrictions that lapse based on the achievement of performance goals pursuant to Section 6(a) of the Plan.

2. Definitions. Capitalized terms used in this Agreement that are not defined below or in the body of this Agreement shall have the meanings given to them in the Plan. In addition to the terms defined in the body of this Agreement, the following capitalized words and terms shall have the meanings indicated below:

(a) “Cause” means “Cause” as defined in the employment agreement between Employee and Company or one of its Affiliates, or if “Cause” is not defined in such employment agreement or in the absence of such employment agreement, “Cause” means the occurrence of any of the following events, as reasonably determined by the Committee or its delegate: (i) Employee’s willful or continued failure to perform his or her duties; (ii) Employee’s willful failure to comply with any valid and legal directive of the Board, the President or the CEO; (iii) Employee’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or any of its Affiliates; (iv) Employee’s embezzlement, misappropriation of funds, or fraud with respect to the Company or any of its Affiliates; (v) Employee’s conviction of. or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) Employee’s material violation of the Company’s written policies or code of conduct; or (vii) Employee’s material breach of any obligation under this Agreement or any other written agreement between Employee and the Company or its Affiliates.

(b) “Change in Control Period” means the 24-month period beginning on the date on which occurs a Change in Control.

Performance Unit Award Agreement	Page 1 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

(c) “Disability” means “Disability” as defined in the employment agreement between Employee and Company, or if “Disability” is not defined in such employment agreement or in the absence of such employment agreement, “Disability” means Employee’s inability to engage in any substantial gainful activity necessary to perform his or her duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months. Employee agrees to submit to such medical examinations as may be necessary to determine whether a Disability exists, pursuant to such reasonable requests as may be made by the Company from time to time. Any determination as to the existence of a Disability will be made by a physician selected by the Company.

(d) “Good Reason” means “Good Reason” as defined in the employment agreement between Employee and Company or one of its Affiliates, or if “Good Reason” is not defined in such employment agreement or in the absence of such employment agreement, “Good Reason” means any of the following, but only if occurring without Employee’s written consent: (i) a material diminution in Employee’s base salary or target bonus opportunity (other than a general reduction that in salary or target bonus opportunity, as applicable, that affects all similarly situated employees in substantially the same proportions); (ii) a material diminution in Employee’s authority, duties, or responsibilities (other than temporarily, while Employee is physically or mentally incapacitated or as required by applicable law); or (iii) the relocation of Employee’s principal office to an area more than fifty (50) miles from its location immediately prior to such relocation; provided, however, that Good Reason shall not occur unless (x) Employee has provided written notice to the Company of the existence of the circumstances providing grounds for Good Reason within forty-five (45) days of the initial existence of such grounds, (y) the Company or applicable Affiliate has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and (z) Employee terminates employment for Good Reason within 90 days after the first occurrence of the applicable grounds.

(e) “Involuntary Termination” means a termination of Employee’s employment by the Company and its Affiliates without Cause, or Employee’s voluntary termination of employment with the Company and each of its Affiliates for Good Reason.

3. Overview of Performance Units.

(a) Performance Units Generally. Each Performance Unit represents an unfunded, unsecured right to receive one share of common stock, par value $0.01, of the Company (“Stock”), subject to the terms and conditions of this Agreement; provided, that, based on the relative achievement against each Performance Objective (as defined below), the number of shares of Stock that may be deliverable hereunder in respect of the Performance Units may range from [●]% to [●]% of the number of Performance Units stated in Section 1 of this Agreement (the number of Performance Units stated in Section 1 of this Agreement, the “Initial Performance Units”). Employee’s right to receive Stock in respect of Performance Units is generally contingent, in whole or in part, upon (i) the achievement of the performance objective outlined in Section 4 below (the “Performance Objective”) and (ii) except as provided in Section 6, Employee’s continued employment with the Company or one of its Affiliates through the end of the Performance Period.

Performance Unit Award Agreement	Page 2 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

(b) Dividend Equivalents. With respect to each outstanding Performance Unit, the Company shall credit a book entry account with an amount equal to the amount of any ordinary cash dividend declared and paid on one share of Stock. The amount credited to such book entry account shall be payable to Employee at the same time or times, and subject to the same terms and conditions as are applicable to, Employee’s Performance Units; provided, that, if more than the Initial Performance Units shall become payable in accordance with this Agreement, the maximum amount payable in respect of such dividend equivalents shall be the amount credited to Employee’s book entry account. Dividends and distributions payable on Stock other than in cash will be addressed in accordance with Section 10 hereof.

4. Performance Objective. The Performance Objective with respect to the Initial Performance Units is based on [●] and shall be determined in accordance with the applicable table as set forth in Appendix A hereto.

5. Conversion of Performance Units; Delivery of Performance Units. Unless an earlier date applies pursuant to Section 6, payment in respect of Earned Performance Units shall be made not later than March 1st of the year following the year in which the Performance Period ends. Unless otherwise determined by the Committee, all payments in respect of Earned Performance Units shall be made in shares of Stock. Any shares of Stock issued pursuant to this Agreement in settlement of Earned Performance Units shall be in book entry form with the Company’s transfer agent, registered in the name of Employee or his or her beneficiary, as the case may be. Any fractional Earned Performance Units shall be rounded up to the nearest whole share of Stock.

6. Termination of Employment; Change of Control.

(a) Death or Disability. If Employee’s employment with the Company and its Affiliates terminates during the Performance Period due to Employee’s death or Disability, [●].

(b) Normal Retirement. If Employee’s employment with the Company and its Affiliates terminates during the Performance Period due to Employee’s retirement at or after having attained age 65, [●].

(c) Involuntary Termination Outside of Change in Control Period. If Employee incurs an Involuntary Termination during the Performance Period but outside of a Change in Control Period, [●].

(d) Involuntary Termination During Change of Control Period. If Employee incurs an Involuntary Termination during the Performance Period and within a Change in Control Period, [●].

Performance Unit Award Agreement	Page 3 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

(e) Other Termination of Employment. Unless otherwise determined by the Committee at or after grant, if Employee’s employment with the Company and its Affiliates terminates before the end of the Performance Period for any reason other than those listed in Section 6(a), 6(b), 6(c) or 6(d), [●].

(f) Change in Control. Upon a Change in Control, [●].

7. Nontransferability of Awards. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Following Employee’s death, any shares of Stock issuable to Employee in respect of his or her Earned Performance Units will be issued to Employee’s beneficiary, at the time specified in Section 5 or, if applicable, Section 6, in accordance with, and subject to, the terms and conditions hereof and of the Plan.

8. Beneficiary Designation. Employee may from time to time name any beneficiary or beneficiaries (who may be named contingently or successively) to receive any shares of Stock issuable or cash payable hereunder in respect of Employee’s Earned Performance Units following Employee’s death at the time specified in Section 5 or, if applicable, Section 6. Each designation will revoke all prior designations, shall be in a form prescribed by the Committee, and will be effective only when filed in writing with the Committee during Employee’s lifetime. In the absence of any such effective designation, shares of Stock issuable under this Agreement in connection with Employee’s death shall be issued to Employee’s surviving spouse, if any, or otherwise to Employee’s estate.

9. Adjustments in Respect of Performance Units. In the event of any Stock dividend or Stock split, recapitalization (including, but not limited to, the payment of an extraordinary dividend), merger, consolidation, combination, spin-off, distribution of assets to stockholders (other than cash dividends), exchange of shares, or other similar corporate change with regard to the Company or any Peer Company, appropriate adjustments shall be made by the Committee to the Initial Value of the corresponding stock, and, if any such event occurs with respect to the Company, in the aggregate number of Performance Units subject to this Agreement. The Committee’s determination with respect to any such adjustment shall be conclusive.

10. Effect of Settlement. Upon conversion into shares of Stock pursuant to Section 5, all of Employee’s Performance Units subject to the Award shall be cancelled and terminated. If and to the extent that Employee is still employed at the end of the Performance Period, and none of Employee’s Performance Units shall have become earned in accordance with the terms of this Agreement, all such Performance Units subject to the Award shall be cancelled and terminated.

11. Recoupment. Notwithstanding any other provision herein, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all shares of Stock issued hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

Performance Unit Award Agreement	Page 4 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

12. Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

13. No Right to Continued Employment, Service or Awards. Nothing contained in this Agreement shall confer upon Employee the right to continue in the employ of the Company or any Affiliate of the Company, or interfere in any way with the rights of the Company or any Affiliate of the Company to terminate Employee’s employment at any time. The grant of the Performance Units is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of the Company.

14. No Liability for Good Faith Determinations. Neither the Company nor the members of the Committee and the Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to this Agreement or the Performance Units granted hereunder.

15. No Guarantee of Interests. The Committee and the Company do not guarantee the Stock from loss or depreciation.

16. Company Records. Records of the Company or its Affiliates regarding Employee’s period of employment, termination of employment and the reason therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Committee to be incorrect.

17. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

18. Notices. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered, or, whether actually received or not, on the third Business Day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. Company or Employee may change, at any time and from time to time, by written notice to the other, the address which it or he had previously specified for receiving notices.

Performance Unit Award Agreement	Page 5 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

Company and Employee agree that any notices shall be given to the Company or to Employee at the following addresses:

Company:	Prairie Operating Co.
Attn: General Counsel
602 Sawyer Street
Suite 710
Houston, Texas 77007

Employee:	At Employee’s current address as shown in Company’s records.

19. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

20. Successor. This Agreement shall be binding upon Employee, Employee’s legal representatives, heirs, legatees, and distributees, and upon Company, its successors, and assigns.

21. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

22. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

23. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to Employee, or to Employee’s legal representative, heir, legatee, or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. Company may require Employee or Employee’s legal representative, heir, legatee, or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.

24. Amendment. This Agreement may be amended at any time unilaterally by the Company provided that such amendment is consistent with all applicable laws and does not reduce any rights or benefits Employee has accrued pursuant to this Agreement. This Agreement may also be amended at any time unilaterally by the Company to the extent the Company believes in good faith that such amendment is necessary or advisable to bring this Agreement into compliance with any applicable laws, including Section 409A of the Code.

25. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

26. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent.

27. Agreement Respecting Securities Act of 1933. Employee represents and agrees that Employee will not sell the Stock that may be issued to Employee pursuant to Employee’s Performance Units except pursuant to an effective registration statement under the Securities Act of 1933 (the “1933 Act”) or pursuant to an exemption from registration under the 1933 Act (including Rule 144 promulgated under the 1933 Act).

Performance Unit Award Agreement	Page 6 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

28. No Stockholder Rights. The Performance Units granted pursuant to this Agreement do not and shall not entitle Employee to any rights as a stockholder of the Company until such time as Employee receives shares of Stock pursuant to this Agreement. Employee’s rights with respect to the Performance Units shall remain forfeitable at all times prior to the date on which Employee’s rights become earned in accordance with this Agreement.

29. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Employee’s participation in the Plan, on the Performance Units, and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

30. Electronic Delivery and Acknowledgement. By Employee’s acceptance of this award, Employee is acknowledging that he or she has received and read, understands, and accepts all the terms, conditions, and restrictions of this Agreement and the Plan. Company may, in its sole discretion, deliver any documents related to this award and this Agreement, or other awards that have been or may be awarded under the Plan, by electronic means, including prospectuses, proxy materials, annual reports, and other related documents, and the Company may, in its sole discretion, engage a third party to effect the delivery of these documents on its behalf and provide other administrative services related to this award and the Plan. By Employee’s acceptance of the Award represented by this Agreement, Employee consents to receive such documents by electronic delivery and to the engagement of any such third party.

31. Tax Withholding. To the extent that the receipt, vesting, or settlement of this Award results in compensation income or wages to Employee for federal, state, local, and/or foreign tax purposes, Employee shall make arrangements satisfactory to the Company for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Stock (including previously owned Stock, net settlement, net early settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through net settlement, net early settlement or the surrender of previously owned Stock, the maximum number of shares of Stock that may be so withheld (or surrendered) shall be the number of shares of Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, local and/or foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to this Award, as determined by the Committee. Employee acknowledges that there may be adverse tax consequences upon the receipt, vesting, or settlement of this Award or disposition of the underlying shares and that Employee has been advised, and hereby is advised, to consult a tax advisor. Employee represents that they are in no manner relying on the Board, the Committee, the Company or any of its Affiliates or any of their respective managers, directors, officers, employees, or authorized representatives (including, without limitation, attorneys, accountants, consultants, bankers, lenders, prospective lenders, and financial representatives) for tax advice or an assessment of such tax consequences.

[Signature page follows.]

Performance Unit Award Agreement	Page 7 of 9	Date of Grant: [●]
[EMPLOYEE NAME]

IN WITNESS WHEREOF, Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, each effective as of the date first above written.

Prairie Operating Co.:

By:
Name:
Title:

EMPLOYEE:

[Name]

{Signature Page to Performance Unit Award Agreement}

Appendix A

Determination of Performance Units Earned

[●]

{Appendix A to Performance Unit Award Agreement}